AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COVENTRY HEALTH CARE, INC.

Coventry Health Care Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Coventry Health Care, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on December 17, 1997.

2.
This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation as previously amended or supplemented or restated, and has been duly adopted by the Corporation's Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

3.	The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is:  Coventry Health Care, Inc.

ARTICLE II

PRINCIPAL OFFICE; REGISTERED OFFICE AND AGENT

1.  The street address of the Corporation’s principal office is:

6705 Rockledge Drive
Suite #900
Bethesda, MD 20817
County of Montgomery

2.  The name and street address of the Corporation’s initial registered agent in the State of Delaware is:

National Registered Agents, Inc.
160 Greentree Drive, Suite 101
Dover, DE 19904
County of Kent

ARTICLE III

PURPOSE

The Corporation is organized for profit. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”), as amended from time to time.

ARTICLE IV

STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 571,000,000 shares, consisting of 570,000,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Undesignated Preferred Stock”). The aggregate par value shall be $5,710,000.

1.  Undesignated Preferred Stock.

A. Except as set forth herein or otherwise required by law, the Board of Directors is authorized to provide for the issuance of shares of Undesignated Preferred Stock in one or more series and, by filing with the Secretary of State of Delaware a Certificate of Designations, which will be effective without shareholder action in accordance with the provisions of the DGCL, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof

B. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the authority to provide that the shares of any such series may

(1) have special, confidential or limited voting rights or no voting rights; provided, however, that the shares, if not convertible into Common Stock, will not have more than one vote per share, except as otherwise required by law, and if convertible into Common Stock will not have more votes per share than they would have if they were so converted, except as otherwise required by law;

(2) be redeemable or convertible: (a) at the option of the Corporation, by the shareholder or another person on the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property, or (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(3) entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; and

(4) have a preference over any other classes or series with respect to distributions, including dividend and distributions upon the dissolution of the Corporation, all as the Board of Directors may deem advisable.

2.  Common Stock.  The designation, powers, preferences and rights, and the qualifications, limitations and restrictions thereof in respect to shares of Common Stock are as follows:

A.  Voting Rights.  Except as set forth herein or otherwise required by law, each outstanding share of Common Stock shall be entitled to vote of each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

B.  Dividends.  The Board of Directors of the Corporation may cause dividends or other distributions to be paid to holders of Common Stock out of funds legally available therefor.

3.  Preemptive Rights.  The shareholders of the Corporation shall not have preemptive rights.

ARTICLE V

BOARD OF DIRECTORS

1.  Former Employees or Officers as Directors.  The Board of Directors of the Corporation shall at all times contain a majority of members who are not present or former officers or employees of the Corporation or any subsidiary of the Corporation and are not members of the immediate family of, controlled by, or under common control with any such officer or employee, unless the members of the Board of Directors are approved by all shares entitled to vote.

2.  Power to Adopt, Amend or Repeal Bylaws.  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

3.  Number, Election and Term.  The initial number of directors shall be two. This number may be varied from time to time by the affirmative vote of a majority of the entire Board of Directors, but shall not be less than the minimum number required by the DGCL. For so long as the number of directors shall exceed three (3) directors, the directors elected at any annual meeting of stockholders prior to the annual meeting of stockholders to be held in 2013 shall be divided into three classes, designated Class I, Class II and Class III, all classes shall be as nearly equal in number as possible, and directors of each class shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. Notwithstanding the previous sentence of this Section 3 of Article V, at the annual meeting of stockholders to be held in 2013, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2014; at the annual meeting of stockholders to be held in 2014, the successors of directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2015; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office until the expiration of his or her term and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

4.  Newly Created Directorships and Vacancies.  Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors is present. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders and until their successors have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.  Removal.  Any director may be removed from office for cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, a director may be removed “for cause” only upon a finding that (i) the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and (ii) removal is in the best interests of the Corporation. Any director may be removed from office for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

6.  Special Meetings of Shareholders.  Special Meetings of shareholders may be called by the holders of not less than 50% of all shares entitled to vote at the meeting, or by the Chief Executive Officer, the President or the Board of Directors.

 7.  Amendment or Repeal of this Article V.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 67 percent of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal any provision of this Article V.

ARTICLE VI

INDEMNIFICATION

To the fullest extent permitted by the DGCL, as amended from time to time, a person who is or was a director, officer, employee or agent of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent and shall be indemnified against any liability or expense incurred by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, if such person acted in good faith and in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 67 percent of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article VI.

ARTICLE VII

AMENDMENT

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL, as amended from time to time, and not inconsistent herewith, and all rights and powers conferred herein on shareholders, directors and officers, if any, are subject to this reserved power.

COVENTRY HEALTH CARE, INC.

By:	/s/ Shirley R. Smith
Name:	Shirley R. Smith
Title:	Senior Vice President and Secretary